EXHIBIT 99
December 3, 2018                         Contact:    Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco’s Saunders to Retire After Nearly 30 Years of Service
Julie Albrecht to Assume Chief Financial Officer Duties

HARTSVILLE, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today announced Barry Saunders, Senior Vice President and Chief Financial Officer, has announced his plans to retire after nearly 30 years with the Company, effective March 1, 2019.
Sonoco also announced plans to appoint Julie Albrecht who will be named Vice President and Chief Financial Officer, effective following Saunders’ retirement. On March 1, 2019, Albrecht is expected to assume CFO duties for the Company’s 2019 financial year and report to Rob Tiede, President and Chief Executive Officer. She is a member of the Company’s Executive Committee.
Albrecht, 51, joined Sonoco in March 2017 and has served as Corporate Vice President, Treasurer and Assistant CFO, holding responsibility for the Company’s treasury, tax and risk management functions. During that time she has been responsible for the Company’s relationships with the credit rating agencies and commercial banks and has handled financings for four acquisitions totaling approximately $690 million. She also has been instrumental in the Company’s efforts to drive significant improvement in cash flow from operations and free cash flow in 2018, and has been responsible for management of the Company’s retirement benefit plans.
Albrecht spent nearly 20 years at Goodrich Corporation/United Technologies Aerospace Systems, progressing through several finance positions, including Assistant Treasurer while at Goodrich. In 2012, Goodrich was acquired by United Technologies, and Albrecht became Finance Director of an $800 million business unit and also led financial planning and analysis for a $3.5 billion aftermarket business. Prior to joining Sonoco, she was Vice President, Finance, Investor Relations and Treasurer for Esterline Technologies Corporation in Bellevue, Washington. Albrecht began her career in public accounting with PricewaterhouseCoopers after graduating from Wake Forest University with a BS in Accounting with honors.
“I am excited about the prospect of Julie becoming CFO upon Barry’s retirement. Her experience and leadership in several key financial roles, both inside and outside Sonoco, positions her well to continue building upon the strong financial footing Sonoco has developed over its nearly 120-year history,” said Tiede.
Saunders, 59, became Sonoco’s CFO in May 2011. In this position, he led the Company’s financial and accounting operations on a global basis and more recently took over leadership of Sonoco’s Business Technology function. Saunders joined Sonoco in 1989 after working as an audit manager with Ernst & Young. He worked in leadership positions in the Company’s Treasury Department for seven years before becoming Director of Corporate Reporting and Accounting. He then moved to Europe for four years as Director of Finance for the Company’s European operations before returning as Staff Vice President and Global Controller of the Company’s Industrial businesses. He was promoted to Staff Vice President and Corporate Controller in 2003 and became Vice President, Corporate Controller and Chief Accounting Officer in 2008. Saunders holds a B.S. in Accounting and an MBA from the University of South Carolina.
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“Barry has played a crucial role in driving profitable growth across Sonoco’s Consumer and Industrial businesses, as well as being a vital part of the executive leadership team during the development and execution of our current business strategy,” said Tiede. “Barry has built a very strong team of financial leaders throughout our businesses who serve as important business partners across our global operations. I want to personally thank Barry for being a trusted advisor and for his significant contributions to Sonoco throughout his career.”
About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5 billion, the Company has 21,000 employees working in approximately 300 operations in 33 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to Better Packaging. Better Life., and ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies 2018 list. For more information, visit www.sonoco.com.

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